Exhibit 10.1

Matthew Mandel

[address]

[address]

[email address]

Dear Matthew,

I am very pleased to offer you the position of Chief Financial Officer at CarGurus, Inc. (“CarGurus” or the “Company”), reporting to, Jason Trevisan, Chief Executive Officer. This letter will clarify the terms and conditions of your at-will employment with CarGurus, should you accept our offer. Note, this offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

1.  Position. Subject to satisfaction of all of the conditions described in this letter, your employment will begin on October 19, 2026 (the “Start Date”). Your primary place of work will be the Company’s main offices, currently located at 1001 Boylston Street, Boston, MA 02115. We expect that you will perform the duties and responsibilities typically associated with your position, and other duties assigned to you, in a satisfactory manner and to the best of your abilities. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. During the course of your employment with CarGurus, your position and duties are subject to change. Also, you are required to follow the policies and procedures of the Company, as they may exist and be revised during your employment.

2.  Compensation & Benefits.

In consideration of your services:

(a)  Your annualized salary of $450,000.00 (“Base Salary”) will be paid bi-weekly. Bi-weekly payroll is processed every other Friday each month and is subject to taxes and other withholdings as required by law.

(b)  You will be eligible to participate in the CarGurus Annual Incentive Plan (the “Annual Incentive Plan”), through which you will be eligible for a discretionary bonus with a target annual bonus amount of $450,000.00, less applicable taxes and withholdings. For the current fiscal year, the amount you are eligible to be paid under the Annual Incentive Plan will be prorated based upon your Start Date. Please note that if your Start Date falls on or after November 1, 2026, you will not be eligible for a bonus payment in this fiscal year but will be eligible in subsequent fiscal years, prorated as applicable. Receipt of an annual bonus is not guaranteed. Whether you earn a bonus, and in what amount, are determinations to be made in the sole discretion of the Company based on performance against your individual goals and the Company’s performance goals, in each case as established and approved in accordance with the Annual Incentive Plan. In order to remain eligible and receive a bonus award, if any, you must be employed by the Company at the time it makes bonus

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payments to employees for that year, which shall be in the calendar year immediately following the calendar year to which the bonus relates and no later than March 15 of such immediately following calendar year. This discretionary bonus is not intended to and shall not be deemed a “wage” under any state or federal wage hour law.

(c)  You will be eligible for a one time Sign-On Bonus of $250,000.00 (the “Sign-On Bonus”), less applicable taxes and withholdings, to be paid as follows: 50% of the Sign-On Bonus will be paid to you in cash within the first sixty (60) days from your Start Date, and 50% of the Sign-On Bonus will be paid to you in cash on the next regular pay day following the date that is six (6) months from your Start Date. Should your employment with CarGurus terminate due to your resignation without Good Reason (as defined below) or due to your termination for Cause (as defined below) within twelve (12) months immediately following your Start Date, you must immediately repay to CarGurus any amount of the Sign-On Bonus then paid. In the event of such termination, CarGurus may, in its discretion, also deduct any unreturned Sign-On Bonus amount from any compensation, severance, or other amount due to you, subject to applicable laws.

(d)  You will be eligible to participate in the Company’s benefit plans on your first day of employment. Your participation in these plans will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, as the same may be in effect from time to time. No representation is made, however, that any specific benefits now available will continue or that any other benefits will be made available. During your first four (4) years of employment with the Company, you will be entitled to four (4) weeks’ paid vacation annually at such reasonable times as you and the Company may determine. Commencing with your fifth (5th) year of employment with the Company, you will be entitled to further annual accrual of vacation days in accordance with the Company’s then standard vacation and paid time off policies. Additional information regarding the Company’s benefit plans will be provided under separate cover.

(e)  Subject to your commencement of employment with the Company on the Start Date, the Company will provide a one-time net payment of $15,000.00 intended to cover the cost of attorneys’ fees and expenses incurred by you in connection with the review, negotiation and documentation of this offer, your retention by the Company, and the terms of your employment. Such payment will be made within the first sixty (60) days from your Start Date, subject to applicable tax withholding and reporting requirements.

3.  Eligibility to Participate in Omnibus Incentive Compensation Plan. You will be eligible to participate in the Company’s Omnibus Incentive Compensation Plan (the “Plan”), under which the Company grants to employees restricted stock units (“RSUs”) that are subject to service-based vesting conditions. On the Start Date (also, the “Grant Date”), we will award to you a one-time grant consisting of RSUs (the “Initial Grant”) representing shares of the Company’s Class A common stock with an award value of $5,500,000.00 (the “RSU Award Value”). The Initial Grant is subject to the terms and conditions of the Plan and the RSU grant agreement, a copy of which is attached to this letter as Exhibit A, including the service-based vesting schedule and applicable acceleration provisions. The number of RSUs underlying the Initial Grant will be calculated by dividing the dollar value by the average closing price over the thirty (30) trading days immediately preceding the Grant Date, rounded down to the nearest whole share. In addition, you shall be eligible for further equity awards from time to time as determined by the Board of Directors (or its Committee) in its sole

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discretion. All equity awards shall be governed in all respects by the terms of the applicable written agreements and Plan documents.

4.  Modification of Compensation and Incentive Plans. Subject to Section 8 below, the Company reserves the right, in its sole discretion, to modify, change or eliminate, on a prospective basis, the compensation, bonus and incentive plans, as applicable, addressed in Sections 2(a)-(b) and 3 above.

5.  Protection of the Company’s Confidential Information and Goodwill. In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its goodwill with its clients and business partners, including vendors, suppliers and others, you are required to sign the Company’s standard Protection of Confidential Information Agreement (“PCIA”), a copy of which is attached to this letter as Exhibit B. The terms and conditions of the PCIA will remain in effect regardless of any change in the nature of your duties, compensation or employment with the Company and its affiliates.

6.  Representations and Warranties. By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

7.  Contingent Offer.

This offer is contingent upon:

(a)

Verification of your right to work in the United States, as demonstrated by your completion of a Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of your Start Date. You will receive an email from HireRight to complete your Form I-9. Please bring the appropriate documents listed on this form with you on your Start Date. If you fail to submit such proof, federal law prohibits us from commencing employment.

(b)	Satisfactory completion of a background investigation which includes, but is not limited to, previous employment, education, and criminal history.

(c)	Your execution of the Company’s enclosed PCIA.

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(d)	Your compliance with Section 6 of this letter.

This offer will be withdrawn if any of the above conditions are not satisfied prior to your Start Date. The Company will terminate your employment if any of the above conditions are found to be non-satisfactory following the start of employment.

8.  Payment on Termination by the Company without Cause or by you for Good Reason. Should your employment be terminated (1) by the Company without Cause (as defined below) or (2) by you for Good Reason (as defined below), then in addition to payment of all wages earned through the effective date of such termination (the “Termination Date”), which will be made on or about the Termination Date, and subject to (i) your signing a Separation Agreement and Release in a form and manner satisfactory to the Company, including a general release of claims against the Company and all related persons and entities, which shall provide a carve out for claims for indemnification arising from your service to the Company that survive the termination of your employment, including any such rights under the Company’s charter or under any applicable directors’ and officers’ liability insurance policy, and a reaffirmation of all of your post employment obligations under the PCIA; and (ii) the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Termination Date (or such shorter period as set forth in the Separation Agreement and Release), including any applicable seven (7) business day revocation period provided therein:

(a)  the Company will pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”);

(b)  the Company will pay you an amount equal to nine (9) times the monthly employer contribution that the Company would have made toward the cost of the group health plan coverage in effect for you immediately prior to the Termination Date (the “COBRA Amount”). The COBRA Amount is intended to assist you with the cost of continuing health coverage following the Termination Date, but will be paid to you regardless of whether you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), obtain other health coverage, or otherwise use the COBRA Amount to pay for health care expenses. The COBRA Amount will be subject to applicable tax-related deductions and withholdings;

(c)  any annual bonus earned but not yet paid under the Annual Incentive Plan for any year completed prior to the year in which the Termination Date occurs (a “Prior Year Bonus”); and

(d)  solely to the extent your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), prior to the first anniversary of the Grant Date, a portion of the Initial Grant will accelerate and vest as of the Termination Date based on your completed three-month periods of service following the Grant Date, as follows: (i) upon completion of three (3) months of service, 6.25% of the Initial Grant; (ii) upon completion of six (6) months of service, 12.5% of the Initial Grant; and (iii) upon completion of nine (9) months of service, 18.75% of the Initial Grant. No vesting credit will be given for any partial three-month period of service. This subsection (d) will cease to apply on and after the first anniversary of the Grant Date.

The Severance Amount, the COBRA Amount, and any Prior Year Bonus will be paid together in a single lump-sum payment, less applicable tax-related deductions and withholdings, within sixty (60) days following the Termination Date; provided, however, that if such sixty (60)-day period begins

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in one calendar year and ends in the following calendar year, and any portion of such payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment will be made in the second calendar year no later than the last day of such sixty (60)-day period. Notwithstanding the foregoing, the severance benefits set forth in this Section 8 are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Payments under this letter may only be made upon an event and in a manner permitted by Section 409A of the Code, including the six-month delay for “specified employees,” to the extent applicable. All payments to be made upon a termination of employment may only be made upon a “separation from service,” if required under Section 409A of the Code.

For purposes of this letter, “Cause” shall be defined as the Company’s good-faith and reasonable determination that you: (a) materially breached your employment agreement, offer letter, or any other agreement with the Company; (b) engaged in fraud, embezzlement, theft, dishonesty, disloyalty, or any other material misconduct in connection with your employment; (c) are convicted of or plead “guilty” or “no contest” to a felony or crime of moral turpitude; (d) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information or otherwise breached your non-solicitation, non-competition, or other restrictive covenants owed to the Company; (e) willfully failed or refused to perform your duties, following the failure to cure such performance concerns deemed curable by the Company within thirty (30) days of receiving written notice of such performance concerns, or refused to comply with a lawful and reasonable direction of the Company; or (f) engaged in conduct which reasonably proves lack of diligence or failure to conform to usual standards of conduct or otherwise engaged in inappropriate behavior, as reasonably determined by the Company.

For purposes of this letter, “Good Reason” means you have complied with the Good Reason Process (as defined below) following the occurrence of any of the following events, without your consent: (i) a material diminution in your title, responsibilities, authority or duties; (ii) a material diminution in your Base Salary or target bonus, except for across-the-board reductions of no greater than 10% of Base Salary or target bonus based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the principal geographic location at which you provide services to the Company (with the exception of travel related to your duties to the Company); or (iv) the material breach by the Company of the offer letter or any other agreement between you and the Company; and “Good Reason Process” means (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9.  280G Payment or Distribution Terms. Notwithstanding anything to the contrary in this letter, in the event of a change in ownership or control under Section 280G of the Code, if it shall be

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determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (as defined below) if the Company determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit.

The determinations under this Section 9 shall be made as follows:

●

The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to the Excise Tax (as defined below), determined in accordance with Section 280G(d)(4) of the Code, by the Company in its sole discretion. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

●

Payments under this letter or otherwise shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

●

All determinations to be made under this Section 9 shall be made by an independent certified public accounting firm or other service provider selected by the Company (the “Firm”). Any such determination by the Firm shall be binding upon the Company and you. All the fees and expenses of the Firm in performing the determinations referred to in this Section 9 shall be borne by the Company.

10.  Nature of Relationship; Choice of Law. While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, as explained further in Section 11, your employment with the Company is at-will, which means that both you and the Company remain free to end the employment relationship at any time and for any reason. Accordingly, this letter shall not be construed as an agreement, either express or implied, to employ you for any particular term, and does not alter the Company’s at-will employment policy with respect to your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit, beyond the end of your employment with the Company, other than any payments for which you may become eligible by operation of Section 8.

If you will regularly perform your duties at any of the Company’s business locations in Massachusetts, then all aspects of your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof. If you reside and you will regularly perform your duties for the Company outside of Massachusetts, then all aspects of your employment (except for the PCIA, which in such case would be governed by Delaware law), shall be governed by and construed in accordance with the laws of the state where you reside.

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11.  At-Will Employment. Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Matt, we look forward to you joining our organization. In order to confirm your intention to commence employment with CarGurus on the Start Date on the terms set forth in this letter, please sign and return to me this letter and the PCIA. If you have any questions, please do not hesitate to speak with me.

Sincerely,

/s/ Jason Trevisan

Jason Trevisan
Chief Executive Officer
CarGurus, Inc.

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ACKNOWLEDGEMENT AND AGREEMENT

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter. I will commence employment on the Start Date on the terms set forth in this letter.

/s/ Matthew Mandel	August 28, 2026
Matthew Mandel	Date

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Exhibit A

[Form of RSU Grant Agreement]

OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of    , 2026 (the “Date of Grant”), is delivered by CarGurus, Inc. (the “Company”) to Matthew Mandell (the “Participant”).

RECITALS

The CarGurus, Inc. Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock units. The Committee has decided to make this grant of restricted stock units as an inducement for the Participant to promote the best interests of the Company and its stockholders. The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan, which is available by accessing the Company’s intranet here. Paper copies of the Plan and the official Plan prospectus are available by contacting the General Counsel of the Company at 617.315.4900 or legal@cargurus.com. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.  Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant     restricted stock units, subject to the restrictions set forth below and in the Plan (the “Stock Units”). Each Stock Unit represents the right of the Participant to receive a share of Class A common stock of the Company (“Company Stock”) on the applicable payment date set forth in Section 5 below. The Company and the Participant agree that this grant of the Stock Units is in full satisfaction of the Company’s obligations under Section 3 of the Offer Letter between the Company and the Participant, dated August  , 2026 (the “Offer Letter”), to make the Initial Grant (as defined in the Offer Letter).

2.  Stock Unit Account. Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.

3.  Vesting.

(a)  Subject to Sections 3(c) and 3(e) below, if applicable, the Stock Units shall become vested according to the following schedule (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable Vesting Date:

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Vesting Date	Vested Stock Units

(b)  The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.

(c)  If the Participant experiences a First-Year Qualifying Termination (as defined below) prior to the first anniversary of the Date of Grant, subject to the Participant’s satisfaction of the release conditions set forth in Section 8 of the Offer Letter, a portion of the Stock Units will become vested upon satisfaction of such release conditions, with the amount determined as of the date of the First-Year Qualifying Termination based on the Participant’s completed three-month periods of employment with the Company following the Date of Grant, as follows: (i) upon completion of three months of employment with the Company, 6.25% of the Stock Units; (ii) upon completion of six months of employment with the Company, 12.5% of the Stock Units; and (iii) upon completion of nine months of employment with the Company, 18.75% of the Stock Units. No vesting credit will be given for any partial three-month period of employment with the Company. Any Stock Units that remain unvested following application of this Section 3(c) will terminate and be forfeited in accordance with Section 4. For the avoidance of doubt, this Section 3(c) will cease to apply on and after the first anniversary of the Date of Grant.

(d)  For purposes of Section 3(c) of this Agreement, “First-Year Qualifying Termination” means a termination of the Participant’s employment by the Company without Cause (as defined in the Offer Letter) or by the Participant for Good Reason (as defined in the Offer Letter). For the avoidance of doubt, the definitions of Cause and Good Reason, as each is defined in the Offer Letter, apply solely to Section 3(c) above and the definition of First-Year Qualifying Termination in this Section 3(d) and do not apply or otherwise modify the definitions of Cause or Good Reason (each as defined in Section 3(f) below) applicable to any vesting acceleration set forth in Section 3(e) below or recoupment set forth in Section 12 below.

(e)  Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Employer, in the event of a Change of Control while the Participant is employed by or is otherwise providing service to the Employer and before all of the Stock Units vest in accordance with Section 3(a) above or are otherwise forfeited in accordance with Section 3(c) above or Section 4 below, the provisions of the Plan applicable to a Change of Control shall apply to the Stock Units, and, in the event of a Change of Control, the Committee may take such actions with respect to the vesting of the Stock Units as it deems appropriate pursuant to the Plan.

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Notwithstanding the foregoing, if the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) as a result of the Change of Control and the Stock Units are assumed by, or replaced with an award with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation) and the Participant’s employment is terminated by the Employer without Cause (as defined below) or by the Participant for Good Reason (as defined below) upon or within 12 months following a Change of Control and before the Stock Units are fully vested in accordance with the vesting schedule set forth in Section 3(a) above or are otherwise forfeited in accordance with Section 3(c) above or Section 4 below, 100% of any then-unvested Stock Units shall become vested upon such termination of employment. If the Participant’s employment is terminated in accordance with this Section 3(e) prior to the first anniversary of the Date of Grant, the vesting terms of this Section 3(e) shall apply to the Stock Units instead of the vesting terms of Section 3(c) above.

(f)  For purposes of Section 3(e) above and Section 12 below, the following terms have the following meanings:

(i)  “Cause” shall mean a finding by the Committee that the Participant has (I) materially breached his employment agreement or offer letter with the Employer, which breach has not been remedied by the Participant within 30 days after written notice has been provided to him of such breach, (II) engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (III) disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (IV) breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Employer or (V) engaged in such other behavior detrimental to the interests of the Employer as the Committee reasonably determines.

(ii)  “Good Reason” means the Participant has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events, without the Participant’s consent: (I) a material diminution in the Participant’s title, responsibilities, authority or duties; (II) a material diminution in the Participant’s base salary or target bonus, except for across-the-board reductions based on the Employer’s financial performance similarly affecting all or substantially all senior management employees of the Employer; (III) a material change in the principal geographic location at which the Participant provides services to the Employer (with the exception of travel related to the Participant’s duties to the Employer); or (IV) the material breach by the Employer of the Participant’s written employment agreement, offer letter or severance agreement between the Employer and the Participant.

(iii)  “Good Reason Process” means (I) the Participant reasonably determines in good faith that a Good Reason condition has occurred; (II) the Participant notifies the Employer in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (III) the Participant cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (IV) notwithstanding such efforts, the Good Reason condition continues to exist; and (V) the Participant terminates his employment within 30 days after the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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4.  Termination of Stock Units. Except as otherwise expressly provided in this Agreement, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in Section 3(c) above or this Section 4.

5.  Payment of Stock Units.

(a)  If and when the Stock Units vest, the Company shall issue to the Participant one share of Company Stock for each vested Stock Unit, subject to applicable tax withholding obligations. Payment shall be made within 30 days after the applicable vesting date set forth in Sections 3(a), 3(c), or 3(e), as applicable.

(b)  All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. At the time of payment in accordance with Section 5(a) above, the number of shares issued to the Participant shall be reduced by a number of shares of Company Stock with a Fair Market Value (measured as of the vesting date) equal to an amount of the federal (including FICA), state, local and other tax liabilities required by law to be withheld with respect to the payment of the Stock Units. To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Stock Units. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

(c)  The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares to Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.  No Stockholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting or dividend rights, until certificates for shares have been issued upon payment of Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units. Notwithstanding the foregoing, the Participant shall be entitled to accrue Dividend Equivalents on the shares underlying the Stock Units prior to the vesting date, which shall be credited to the Stock Unit account for the Participant and will be paid or distributed in the form

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of shares Company Stock when the shares underlying the Stock Units vest and are issued in accordance with this Agreement.

7.  Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.  No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

9.  Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

10.  Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Boston, Massachusetts, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.

11.  Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel, with copy to the Chief Financial Officer, at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other

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address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.

12.  Recoupment Policy. The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within 12 months thereafter, the Stock Units shall terminate, and the Company may rescind delivery of shares upon payment of the Stock Units, as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (a) the Participant shall return to the Company the shares received upon payment of the Stock Units or, (b) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause), net of the price originally paid by the Participant for the shares, if applicable. The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, the Participant agrees that the Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.

13.  Application of Section 409A of the Code. This Agreement is intended to be exempt from section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

CARGURUS, INC.

Name:
Title:

I hereby accept the award of Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

Date	Participant

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Exhibit B

[Form of Protection of Confidential Information Agreement]

Protection of Confidential Information Agreement

Name: Matthew Mandel

THIS Protection of Confidential Information Agreement, dated as of       , 2026 (this “Agreement”), is between CarGurus, Inc., a Delaware corporation (the “Company”), and Matthew Mandel (the “Signatory”).

WHEREAS, the Signatory is currently, or is about to become, an officer, employee, director, and/or consultant of the Company; and

WHEREAS, it is a condition precedent to the commencement or continuation of the Signatory’s association with the Company, whether as an officer, employee, director and/or consultant, that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby mutually agree as follows:

1.  Confidential Information.

(a)  For purposes of this Agreement, the term “Confidential Information” shall mean (i) confidential information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Signatory or to which the Signatory is given access, whether such disclosure or access is made or given by the Company or any other person. Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all Inventions (as defined in Section 5(a) hereof) that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, the Signatory or any other employee or consultant of the Company, or that are licensed to the Company by any person, (B) information regarding the Company’s plans for research and development or for new products, (C) engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company or any proposed acquisition, strategic alliance or joint venture being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company’s intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company’s business strategy, including, without limitation, the Company’s marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the compensation and other terms of employment or engagement of the Company’s employees and consultants, other than of the Signatory, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company, (O) information regarding website visitor behavior, including referral information, and any other information derived from analyzing website log files and (P) any other information that the Company may designate as confidential.

(b)  The Signatory acknowledges that, except to the extent otherwise provided in this Section 1(b) or in Section 1(d), all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company and is to be held in trust by the Signatory for the Company’s sole benefit. The Company acknowledges that its intent is to protect itself with respect to Confidential Information that is relevant and material to its business. It is rebuttably presumed that all Confidential Information is relevant and material to the Company’s business. The burden of proving any Confidential Information is not relevant and material shall be on the Signatory. Except as otherwise provided in this Section 1(b) or in Section 1(d), the Signatory shall not, at any time (including, without limitation, after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), use for himself, herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and/or director, and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)  The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the term of the Signatory’s association with the Company as an employee, consultant, officer and/or director (the “Term”) and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided in this Section 1(c) or in Section 1(d). Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and/or director, and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.

(d)  The Signatory’s obligations under Section 1(b) and/or Section 1(c) not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any

Confidential Information or Third Party Confidential Information that (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e)  The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality, provided the obligation to such other person is known to the signatory.

(f)  The Signatory understands that nothing contained in this Agreement limits the Signatory’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Signatory understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Signatory shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Signatory files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Signatory may disclose the trade secret to the Signatory’s attorney and use the trade secret information in the court proceeding, if the Signatory (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2.  Publication. The Signatory hereby understands that the Company has a compelling business interest in preventing the publication (orally or in writing) of any manuscript, document or information containing Confidential Information, Third Party Confidential Information and/or a description of any unpatented Assigned Invention (as defined in Section 5(a) hereof) and, accordingly, the Signatory hereby agrees to submit to the Company, at least ninety (90) days prior to publication, any manuscript, document or information that the Signatory intends to publish (orally or in writing) and that contains technical or scientific information or information about the Company or its business, in each case for purposes of ascertaining whether such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented). Notwithstanding the foregoing the signatory shall not submit, and shall not be required to submit, any portion of any such manuscript, document, or information if and to the extent that such portion contains any confidential information of third parties that the signatory does not have a legal right to disclose to the Company. In the event that the Company determines that any such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented), then, to the extent requested by the Company, the Signatory shall delete from any such manuscript, document or information any and all references to such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. The Signatory shall, no later than thirty (30) days prior to such publication, resubmit to the Company a revised draft of any such manuscript, document or information reflecting the deletion such Confidential Information, Third Party Confidential

Information and/or description of such Assigned Invention, and all references thereto. Unless and until the Company shall have given its written consent to any proposed publication (orally or in writing) by the Signatory of any manuscript, document or information, the Signatory shall not publish (orally or in writing) all or any portion of such manuscript, document or information. Nothing contained in this Section 2 shall be construed or deemed to limit, change, amend, alter, repeal or invalidate any of the Signatory’s obligations under Section 1 of this Agreement.

3.  No Improper Disclosure or Use of Materials. The Signatory shall not improperly use or disclose to or for the Company’s benefit any confidential information or trade secrets of (i) any former, present or future employer of the Signatory, (ii) any person to whom the Signatory has previously provided, currently provides or may in the future provide consulting or other services or (iii) any other person to whom the Signatory owes an obligation of confidentiality. The Signatory shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) or (iii) unless consented to, in writing, by such person and by the Company.

4.  Right to Inspect. The Signatory agrees that any of the Signatory’s property situated on the Company’s premises, including devices and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5.  Inventions; Assignment.

(a)  For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute. For purposes of this Agreement, the term “Assigned Inventions” shall mean (i) any and all Inventions that relate to a Competitive Business (as defined below) that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory, either alone or together with others, in the course of performing the Signatory’s duties and responsibilities to the Company or in the course of otherwise rendering any services to the Company during the Term (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory at the Company’s facilities or during regular business hours or utilizing resources of the Company) or (ii) any and all Inventions that relate to a Competitive Business that arise out of or are based upon any Confidential Information or Third Party Confidential Information. For purposes of this Agreement, the term “Proprietary Rights” shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b)  The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Signatory’s right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory’s right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 5(b). The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c)  The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(d)  At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Signatory’s obligation under this Section 5(d) shall continue after the termination of the Signatory’s association with the Company as an employee, consultant, officer or director. If and to the extent that, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director, the Company requests assistance from the Signatory with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Signatory at a reasonable rate for the time actually spent by the Signatory on such assistance.

(e)  By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact for the purpose of executing, in the Signatory’s name and on his, her or its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 5 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f)  Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), file, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.

(g)  The obligations of the Signatory under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

6.  Agreement Not to Compete.

(a)  If the Signatory is an employee of the Company, he or she hereby agrees that, during the period commencing on the date of this Agreement and ending on the effective date of the termination of the Signatory’s employment with the Company, the Signatory shall not engage, during business hours, in any employment or business activity other than for the Company.

(b)  In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage in the industry, and in order to protect the Company’s Proprietary Information, trade secrets, good will, and other legitimate business interests, the Signatory hereby agrees that, during the Restricted Period (as defined in Section 6(c) below), the Signatory shall not, directly or indirectly, within the United States of America or within any other country in the world, engage in, own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation), be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business (as defined in Section 6(c) below) or any corporation, partnership, limited liability company, business, enterprise, venture or other person or entity that is engaged or participates in any Competitive Business (each, a “Competitive Business Entity”), unless in each case the Signatory shall have given notice to the Board of Directors of the Company of his, her or its intention to be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business or any Competitive Business Entity and the Board of Directors of the Company shall have approved the Signatory’s relationship with or engagement in such Competitive Business or Competitive Business Entity.

(c)  For purposes of this Section 6, the following terms shall have the meanings provided therefor below:

“Competitive Business” shall mean any business that offers a website that allows visitors to do any of the following: (1) research automobiles or automotive products or services, (2) obtain or provide reviews of automobiles, automobile dealers or automotive products or services, or (3) search for or purchase automobiles or automotive products or services.

“Restricted Period” shall mean the period commencing on the date of this Agreement and ending on the first anniversary of the effective date of the termination of the Signatory’s association with the Company as an employee, consultant, officer or director; provided, however, that if the Signatory breaches his or her fiduciary duty to the Company and/or unlawfully takes, physically or electronically, property belonging to the Company, then the Restricted Period shall end on the second anniversary of such termination date.

The time periods provided for in this Section 6 shall be extended for a period of time equal to any period of time in which the Signatory shall be in violation of any provision of this Section 6 and any period of time required for litigation to enforce the provisions of this Section 6. If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Signatory agrees that this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d)  Notwithstanding the foregoing, the Signatory may, after termination of his or her employment with the Company and during the Restricted Period, be employed by a public company with annual sales in excess of $500 million dollars, provided he or she does not work for any division that meets the definition of a Competitive Business, and does not otherwise engage or participate on behalf of such company in any activities in connection with or related to a Competitive Business. The Signatory acknowledges that should he or she be so employed by a Competitive Business Entity, the burden of proving he or she is not employed by any division that meets the definition of a Competitive Business, nor engaged or participating in Competitive Businesses, shall be on the Signatory.

(e)  In consideration for the Signatory’s agreement to the non-competition covenant set forth in this Section 6, the Company shall provide him or her with an equity grant that will be awarded as described in the Company’s offer letter to the Signatory and in accordance with and subject to the terms and conditions of the Company’s equity plan and is subject to the approval by the Company’s Board of the Directors or its designee. If the Signatory is terminated by the Company for Cause (as defined below) or if the Signatory resigns, and at the time of such separation of employment none of the equity granted to him or her at the commencement of employment has vested (in whole or part), then unless the Company elects to waive the post-employment non-competition obligations, the Company shall pay to the Signatory the gross sum of Five Thousand Dollars ($5,000), such amount to be paid within thirty (30) days of his or her last date of employment, in consideration for the Signatory’s agreement in this Section 6. The Signatory acknowledges and agrees that the equity grant and/or payment reflected in this Section 6(e) is mutually agreed upon consideration for the non-competition covenant set forth in this Section 6, and is in lieu of any and all other consideration for the non-competition agreement including, without limitation, any right to “garden leave” payment under Massachusetts law.

(f)  The covenants set forth in Section 6(b) shall not apply in the event that the Signatory’s employment is terminated without “Cause,” which for purposes of this Section 6 shall be defined as: the Company’s good-faith and reasonable determination that you: (a) materially breached your employment agreement, offer letter, or any other agreement with the Company; (b) engaged in fraud, embezzlement, theft, dishonesty, disloyalty, or any other material misconduct in connection with your employment; (c) are convicted of or plead “guilty” or “no contest” to a felony or crime of moral turpitude; (d) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information or otherwise breached your non-solicitation, non-competition, or other restrictive covenants owed to the Company; (e) willfully failed or refused to perform your duties, following the failure to cure such performance concerns deemed curable by the Company within thirty (30) days of receiving written notice of such performance concerns, or refused to comply with a lawful and reasonable direction of the Company; or (f) engaged in conduct which reasonably proves lack of diligence or failure to conform to usual standards of conduct or otherwise engaged in inappropriate behavior, as reasonably determined by the Company. The Company’s determination as to whether Cause for termination exists shall be final and binding absent clear and convincing evidence that the Company acted arbitrarily and capriciously.

(h)  The post-employment non-competition obligations of Section 6(b) shall not apply if, at the time of the Signatory’s separation from employment, he or she (i) is classified as nonexempt under the federal Fair Labor Standards Act, (ii) is an undergraduate or graduate student in an internship, coop, or other short-term employment relationship with the Company, or (iii) is age 18 or under.

7.  Agreement Not To Solicit.

(a)  During the Restricted Period, the Signatory shall not, directly or indirectly, for Signatory or for the benefit of any other person or entity, recruit, hire or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor) any existing or future employee, officer, director, agent, consultant or independent contractor of the Company or any of the Company’s successors or affiliates (except for such employment or hiring by the Company or any of its successors or affiliates), including during the six months following the termination of the employment of such employees, or encourage or aid such employees, officers, directors, agents, consultants or independent contractors to terminate their employment with the Company or any of the Company’s successors or affiliates; provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company any of the Company’s successors or affiliates.

(b)  During the Restricted Period, the Signatory shall not, directly or indirectly, for Signatory or for the benefit of any other person or entity, solicit, attempt to do business involving or related to a Competitive Business with, do business involving or related to a Competitive Business with any customers, business partners or business affiliates of the Company, or any of the Company’s current or future successors or those affiliates of the Company that are engaged in a Competitive Business (collectively, the “Company Parties”), or solicit or encourage (regardless of who initiates the contact) any such customers to use the services involving or related to a Competitive Business of any competitor of any of the Company Parties; provided, however, that, subject to the other provisions of this Agreement, the Signatory shall not be prohibited from doing business with any customers, business partners, or business affiliates of the Company Parties if: (i) such business activity by Signatory does not result, directly or indirectly, in the lessening or cessation of the level of business activity between such customers, business partners or business affiliates on the one hand, and any of the Company Parties, on the other hand, and (ii) such business activity by Signatory is not in connection with a Competitive Business.

8.  Return of Documents. The Signatory will promptly deliver to the Company, upon the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Signatory’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights. The Signatory will destroy any related computer entries on equipment or media not owned by the Company.

9.  No Use of Name, Etc. Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), use, for himself or herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or the name of any product or service produced or provided by the Company. Without the prior written consent of the Company, the Signatory shall not, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director, directly or indirectly represent himself or herself, whether on his, her or its behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

10.  Disclosure of Prior Obligations. The Signatory represents that the Signatory has disclosed and provided copies of any and all agreements that could limit his or her ability to perform fully all of the terms of this Agreement and of all of the Signatory’s duties and responsibilities as an employee, consultant, officer and/or director of the Company, including, without limitation, any confidentiality, inventions, non-competition and/or non-solicitation agreement. The Signatory further represents that he or she has not made and will not make any agreements in conflict with this Agreement. The Signatory represents that the Signatory will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or third party.

11.  Unique Nature of Agreement; Specific Enforcement. The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Signatory’s violation of any of the covenants set forth in this Agreement. The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Signatory under this Agreement (including, without limitation, the covenants made by the Signatory pursuant to Section 6 hereof) shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company have to post a bond or that the Company have to prove any damages. The Signatory hereby agrees, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

12.  Signatory Acknowledgement. The Signatory acknowledges and agrees that he/she has been given sufficient time of at least ten business days before commencement of employment in which to consider whether to sign this Agreement. The Signatory also acknowledges and understands that he/she has the right to consult with an attorney before signing this Agreement. Regardless of whether the Signatory has elected to consult an attorney, the Signatory acknowledges that he/she has read and understands this Agreement, that the Signatory is fully aware of its legal effect, and the Signatory has entered into this Agreement freely and voluntarily and not based upon any representations or promises other than those contained in this Agreement.

13.  Miscellaneous.

13.1. Association. The Signatory agrees and understands that nothing in this Agreement shall confer on the Signatory any right with respect to continuation of the Signatory’s association with the Company as an employee, consultant, officer and/or director, nor shall it interfere in any way with the Signatory’s right or the Company’s right to terminate the Signatory’s association with the Company as an employee, consultant, officer and/or director at any time, with or without cause.

13.2. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

13.3. Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

13.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.

13.5. Jurisdiction and Venue; Waiver of Jury Trial. In case of any dispute hereunder involving a Massachusetts-based Signatory in accordance with Section 13.7below, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and the parties will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy, and the parties further mutually agree that if any such dispute is brought in the Superior Court of the Commonwealth of Massachusetts, it shall be commenced solely in the Business Litigation Session located in Suffolk County, Massachusetts. With respect to any action, demand, claim or counterclaim relating to any dispute concerning a non-Massachusetts based Signatory in accordance with Section 13.7 below, the parties mutually agree that the same shall be resolved in a state or federal court located in Delaware or in the state where the Signatory resides or has a principal place of business, or at the Company’s election in Massachusetts, and the parties will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL.

13.6. Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this

Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

13.7. Governing Law. If the Signatory performs his or her duties for the Company at the Company’s business locations in Massachusetts, then this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof. If the Signatory resides out of the Commonwealth of Massachusetts, and regularly performs his or her duties for the Company outside of Massachusetts, then this Agreement shall be governed by and construed in accordance with the laws of State of Delaware (excluding choice of law rules), where the Company is incorporated.

13.8 Disclosure. The Signatory shall disclose the existence and terms of this Agreement to any employer or other person that the Signatory may work for or be engaged by during the Term and thereafter. The Signatory agrees that the Company may, after notification to the Signatory, provide a copy of this Agreement to any business or enterprise (i) which the Signatory may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which the Signatory may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Signatory may use or permit the Signatory’s name to be used. The Signatory will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

13.9 Notices. Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, postage prepaid, or sent by electronic mail with a confirmation copy by regular, certified or overnight mail, postage prepaid, to such party at the address, telecopier number or email address, as the case may be, set forth below or such other address, telecopier number, or email address, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to the Company, to:

CarGurus, Inc.

1001 Boylston Street, 16th Floor

Boston, MA 02115

Attention:   Vice President, People & Talent

Email:     [email address]

with a copy to:

CarGurus, Inc.

1001 Boylston Street, 16th Floor

Boston, MA 02115

Attention:   General Counsel

Email:     [email address]

(ii)	if to the Signatory, to:

Matthew Mandel

[address]

[address]

[email address]

All such notices, requests and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of registered or certified mail, upon receipt or on the date of rejection of receipt (iii) in the case of facsimile transmission, when confirmed by facsimile machine report, and (iv) in the case of electronic mail, upon receipt of an electronic message confirming delivery.

THE SIGNATORY HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as an instrument under seal as of the date first above written.

CARGURUS, INC.

By:
Name: Jason Trevisan
Title: Chief Executive Officer

Matthew Mandel

Matthew Mandel

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